Exhibit 99.1

FOR IMMEDIATE RELEASE

Stroneridge Reports Strong Financial Performance in Third Quarter 2011
 with Sales Climbing 22%
-- Strong Commercial Vehicle Demand in North America and Europe Drives Results  –
-- Second Straight Quarter of Record New Business Awards –
-- Earnings Continue to Improve Quarter over Quarter --

WARREN, Ohio – October 27, 2011 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the third quarter ended September 30, 2011.

Third quarter 2011 net sales were $195.9 million, an increase of $35.5 million, or 22.1%, compared with $160.4 million for the third quarter of 2010. The increase in net sales was primarily due to higher volume in the commercial vehicle markets in both North America (55.9%) and Europe (28.1%).

Net income for the third quarter of 2011 was $4.5 million, or $0.18 per diluted share, an increase of $3.2 million, or $0.13 per diluted share, compared with net income of $1.3 million, or $0.05 per diluted share, in the third quarter of 2010.  The increase was primarily due to the previously mentioned higher volume. Offsetting the positive impact of volume gains during the quarter were higher costs to meet customer demands, higher commodity costs and certain Mexican peso-denominated costs at the Company’s North American wiring and instrumentation locations.

For the nine months ended September 30, 2011, the Company reported net sales of $579.3 million, an increase of $104.5 million, or 22.0%, compared with $474.8 million for the same period in 2010. Net income during this period increased $3.8 million, or 54.3%, to $10.8 million, or $0.44 per diluted share, compared with $7.0 million, or $0.29 per diluted share, for the first nine months of 2010.

As of September 30, 2011, Stoneridge’s consolidated cash position was $43.2 million, a decrease of $28.8 million from December 31, 2010, primarily due to increased working capital requirements resulting from the higher sales.

Outlook
“We are pleased with the positive momentum we continue to build at Stoneridge,” said John C. Corey, president and chief executive officer.  “Customer response to our products and technologies remains strong, as evidenced by the fact that we achieved a second consecutive quarter of record new business awards.”

According to Corey, the Company continues to make good progress on its plans to improve the profitability of its wiring business. “While our progress has not been at the rate we’d prefer, we are encouraged by the steps that have been taken and the opportunities for further enhancement before us,” he said. “We look for further enhanced profitability in the fourth quarter of 2011.”

Corey added, “We reaffirm our previously announced guidance for full-year 2011 sales to be in the range of $750 million to $775 million.  While it’s too early to have any real insight into 2012, our initial view is quite positive, as the underlying fundamentals in the markets we serve appear solid.”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2011 third-quarter results can be accessed at 11 a.m. Eastern time on Thursday, October 27, 2011, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in commercial vehicle, automotive or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

(Tables attached)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2011	2010	2011	2010
		As adjusted		As adjusted

Net Sales	$195,864	$160,436	$579,325	$474,772

Costs and expenses:
Cost of goods sold	158,413	123,838	464,866	364,978
Selling, general and administrative	30,454	31,011	93,349	92,026

Operating Income	6,997	5,587	21,110	17,768

Interest expense, net	4,247	5,720	12,802	16,956
Equity in earnings of investees	(1,353)	(3,884)	(5,077)	(6,186)
Other (income) expense, net	(1,697)	559	(164)	(1,140)

Income before income taxes	5,800	3,192	13,549	8,138

Provision for income taxes	1,543	1,975	3,378	1,217

Net income	4,257	1,217	10,171	6,921

Net loss attributable to noncontrolling interest	(272)	(35)	(611)	(79)

Net income attributable to Stoneridge, Inc. and
subsidiaries	$4,529	$1,252	$10,782	$7,000

Basic net income per share	$0.19	$0.05	$0.45	$0.29
Basic weighted average shares outstanding	24,164	23,972	24,114	23,939

Diluted net income per share	$0.18	$0.05	$0.44	$0.29
Diluted weighted average shares outstanding	24,589	24,357	24,574	24,359

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
(in thousands)	2011	2010
		As adjusted
ASSETS

Current assets:
Cash and cash equivalents	$43,235	$71,974
Accounts receivable, less reserves of $1,612 and $2,013, respectively	129,972	102,600
Inventories, net	72,229	54,959
Prepaid expenses and other current assets	22,724	20,443
Total current assets	268,160	249,976

Long-term assets:
Property, plant and equipment, net	81,902	76,576
Investments and other long-term assets, net	63,300	60,184
Total long-term assets	145,202	136,760
Total assets	$413,362	$386,736

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$77,157	$68,341
Accrued expenses and other current liabilities	60,083	44,442
Total current liabilities	137,240	112,783

Long-term liabilities:
Long-term debt	170,081	167,903
Other long-term liabilities	12,583	14,831
Total long-term liabilities	182,664	182,734

Shareholders’ equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 26,451 and 25,994
shares and outstanding 25,576 and 25,393 shares, respectively, with no stated value	-	-
Additional paid-in capital	165,205	161,587
Common Shares held in treasury, 875 and 601 shares, respectively, at cost	(1,869)	(1,118)
Accumulated deficit	(66,838)	(77,620)
Accumulated other comprehensive (loss) income	(7,133)	4,062
Total Stoneridge Inc. and subsidiaries shareholders’ equity	89,365	86,911
Noncontrolling interest	4,093	4,308
Total shareholders’ equity	93,458	91,219
Total liabilities and shareholders’ equity	$413,362	$386,736

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

Nine months ended September 30 (in thousands)	2011	2010
		As adjusted
OPERATING ACTIVITIES:
Net cash (used for) provided by operating activities	$(17,422)	$3,232

INVESTING ACTIVITIES:
Capital expenditures	(20,718)	(10,417)
Proceeds from sale of fixed assets	5	25
Capital contribution from noncontrolling interest	396	-
Net cash used for investing activities	(20,317)	(10,392)

FINANCING ACTIVITIES:
Proceeds from issuance of other debt	1,408	696
Repayments of debt	(919)	(210)
Revolving credit facility borrowings	10,993	6,843
Revolving credit facility payments	(457)	(6,405)
Other financing costs	(96)	-
Repurchase of shares to satisfy employee tax withholding	(751)	-
Excess tax benefits from share-based compensation expense	-	306
Net cash provided by financing activities	10,178	1,230

Effect of exchange rate changes on cash and cash equivalents	(1,178)	(1,083)

Net decrease in cash and cash equivalents	(28,739)	(7,013)

Cash and cash equivalents at beginning of period	71,974	91,907

Cash and cash equivalents at end of period	$43,235	$84,894

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$1,983	$-